Exhibit 99.1

Banc of California Announces Resignation of J. Francisco A. Turner;

Names Albert J. Wang PFO;

Continues Search for Permanent CFO

SANTA ANA, Calif., (June 14, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that J. Francisco A. Turner has resigned from his roles as interim Chief Financial Officer (“CFO”) and Chief Strategy Officer. Albert J. Wang, current Chief Accounting Officer, will assume the role of Principal Financial Officer (“PFO”) as the Company continues its search for a permanent CFO with the assistance of Korn Ferry.

Douglas H. Bowers, President and Chief Executive Officer, said, “I am pleased that Al, a seasoned financial executive who has served Banc of California capably, will ensure continuity for the bank as our PFO. The Board and I are encouraged by the progress we have made in our previously announced search to recruit a permanent CFO, and look forward to the completion of that process. We are committed to building the strongest possible management team fully aligned in our vision for the bank and its future success. Banc of California has a strong foundation and talented employees, and I see great potential for the Company as we execute against our goals.”

He continued, “We thank Fran for his contributions and wish him well.”

Mr. Turner has informed the Company that he intends to pursue financial technology, venture investing and other interests. Mr. Turner said, “It has been exciting and a pleasure to have helped build Banc of California from a community bank into a diverse and profitable California Regional Bank.”

Mr. Turner’s decision to resign did not relate to any issues regarding the Company’s financial reporting or the integrity of the bank’s systems or controls.

In connection with his resignation, Mr. Turner entered into a separation agreement with the Company, the terms of which will be described in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Additional Biographic Information on Albert J. Wang

As Chief Accounting Officer for Banc of California, Mr. Wang has been responsible for the organization’s accounting, tax and financial reporting activities. Mr. Wang is a Certified Public Accountant (licensed in Pennsylvania) and has over 19 years of accounting and finance experience. He was appointed Principal Accounting Officer of Banc of California on September 1, 2016.

Prior to joining Banc of California, Mr. Wang served in various leadership positions with Santander Bank, N.A. from 2011 to 2016, most recently as Chief Accounting Officer. Mr. Wang previously held leadership positions at PwC providing assurance and business advisory services to depository and lending institutions.

3 MacArthur Place • Santa Ana, CA 92707 • (949) 236-5250 • www.bancofcal.com

Mr. Wang holds a Master’s in Business Administration from Temple University and a Bachelor’s of Science in Accounting from the University of Scranton. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 37 offices in California. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com